Filed pursuant to Rule 424(b)(3)
Registration File No. 333-220997

STARWOOD REAL ESTATE INCOME TRUST, INC.

SUPPLEMENT NO. 1 DATED JANUARY 19, 2018

TO THE PROSPECTUS DATED DECEMBER 27, 2017

This document supplements, and should be read in conjunction with, our prospectus dated December 27, 2017. Terms used and not otherwise defined in this Supplement No. 1 shall have the same meanings as set forth in our prospectus, as supplemented. The purpose of this Supplement No. 1 is to:

•	provide disclosure regarding changes to our board of directors;

•	update the disclosure regarding the investment priority of Starwood Property Trust;

•	update the suitability standards for prospective investors from Ohio and North Dakota;

•	update certain tax disclosures;

•	update disclosure regarding our distribution reinvestment plan; and

•	update our form of subscription agreement.

Board of Director Changes

The following disclosure updates the “Management” section of our prospectus.

On January 16, 2018, our board of directors (i) increased the membership of the board from seven directors to nine directors; (ii) appointed Christopher D. Graham and David B. Henry as directors; and (iii) confirmed that David B. Henry qualified as an “independent director” as defined in our charter.

Mr. Graham has served as our Chief Investment Officer since our formation in June 2017 and as a member of the Advisor’s Investment Committee since November 2017. Mr. Graham has served as Senior Managing Director and Head of Real Estate Acquisitions for the Americas at Starwood Capital since January 2013, supervising its investments in North, South and Central America. Mr. Graham is responsible for originating, structuring, underwriting and closing investments in all property types and is a member of the investment committee of Starwood Capital. At Starwood Capital, he has managed Starwood Land Ventures and overseen Starwood Capital’s investments in approximately 10,000 residential lots. In addition, he has overseen the acquisition of approximately $300 million of non-performing, single-family residential loans. Prior to joining Starwood Capital in 2002, Mr. Graham served as Director of the Financial Consulting Group for the Eastern Region of CB Richard Ellis (“CBRE”) in Washington, D.C. from May 1999 to September 2000, as Associate Director, Eastern Region of Investment Properties Group of CBRE from March 1998 to May 1999 and as an analyst and a consultant in the Financial Consulting Group of CBRE from July 1996 to March 1998. Mr. Graham received a B.B.A. in finance from James Madison University and an M.B.A. from Harvard Business School. Mr. Graham’s extensive experience in real estate investments provides our board of directors with valuable insight into our targeted assets and investment process.

Mr. Henry has served as Chief Executive Officer and Vice Chairman of Kimco Realty Corporation (“Kimco”), a publicly traded REIT, from December 2009 to January 2016, and in other capacities at Kimco since April 2001. Before joining Kimco in April 2001, Mr. Henry had served in various capacities at GE Capital Real Estate (“GE Capital”) since 1978, including as GE Capital’s Senior Vice President and Chief Investment Officer from 1998 to 2001. Mr. Henry also served as Chairman of GE Capital’s Investment Committee and as a member of its Credit Committee. Before joining GE Capital, Mr. Henry served as Vice President for Republic Mortgage Investors from 1973 to 1978. Mr. Henry serves on the Board of Directors of HCP, Inc., a publicly traded healthcare REIT; Tanger Outlet Centers, a publicly traded shopping center REIT; Columbia Property Trust, a publicly traded Class-A office REIT; and Fairfield County Bank, a private Connecticut mutual savings bank. Mr. Henry is a trustee of the International Council of Shopping Centers and served as its Chairman from 2011 to 2012. Mr. Henry is currently the Vice Chairman of the Board of Governors of the National Association of Real Estate Investment Trusts. Mr. Henry also serves on the real estate advisory boards of New York University and Baruch College and is a member of the Columbia University Real Estate Forum. Mr. Henry received a B.S. in Business Administration from Bucknell University and an M.B.A. from the University of Miami in Miami, Florida. Mr. Henry’s extensive involvement with REITs which target a broad spectrum of assets helps provide our board of directors with an understanding of the market in which we are competing for capital and investments.

Investment Priority of Starwood Property Trust

The following disclosure regarding Starwood Property Trust updates and should be read in conjunction with the disclosure appearing in the following sections of our prospectus: “Prospectus Summary,” “Risk Factors—Risks Related to Conflicts of Interest” and “Conflicts of Interest.”

Starwood Property Trust, a REIT listed on the NYSE, focuses primarily on originating, acquiring, financing and managing commercial mortgage loans, other commercial real estate debt investments and CMBS in both the United States and Europe. Starwood Property Trust has priority over us with respect to real estate-related debt investment opportunities. This priority will result in fewer real estate-related debt investment opportunities being made available to us.

In addition, in its property segment, Starwood Property Trust acquires (i) commercial properties subject to net leases and other similar equity investments that have the characteristics of real estate debt investments, or “debt-like equity investments” and (ii) equity interests in stabilized commercial real estate properties. As of March 31, 2017, Starwood Property Trust’s portfolio consisted of approximately $11.3 billion of assets (including approximately $1.9 billion in owned real estate in its property segment). To the extent that Starwood Property Trust seeks to invest in real estate equity investments, (i) Starwood Property Trust will have a priority over us with respect to debt-like equity investments, and (ii) we will have a priority over Starwood Property Trust with respect to any other real estate equity investments (single asset or portfolio acquisitions) where the total acquisition cost is less than or equal to $300 million. All other real estate equity investments in which Starwood Property Trust may invest will be allocated in accordance with the investment allocation policy described above.

Ohio and North Dakota Suitability Standards

The Ohio-specific suitability standard appearing on page ii of the Prospectus is hereby replaced with the following disclosure.

“Ohio Investors. It shall be unsuitable for an Ohio investor’s aggregate investment in us, our affiliates and other nontraded real estate investment programs to exceed ten percent (10%) of his, her, or its liquid net worth.”

The following North Dakota-specific suitability standard is hereby added to page ii of the Prospectus.

“North Dakota Investors. Purchasers residing in North Dakota must have a net worth of at least ten times their investment in us.”

Updated Tax Disclosure

The first paragraph appearing under the heading “Will the distributions I receive be taxable as ordinary income?” on page 18 of the Prospectus is hereby replaced in its entirety with the following paragraph.

The federal income tax treatment of distributions that you receive, including cash distributions that are reinvested pursuant to our distribution reinvestment plan, will depend upon the extent they are paid from our current or accumulated earnings and profits and, accordingly, treated as dividends and upon whether any portion of such distributions are designated as qualified dividends or capital gain dividends, both of which are subject at capital gains rates that do not exceed 20% for non-corporate stockholders. Distributions from REITs that are treated as dividends but are not designated as qualified dividends or capital gain dividends are treated as ordinary income. Under the recently passed Tax Cuts and Jobs Act, the rate brackets for non-corporate taxpayer’s ordinary income are adjusted, the top tax rate is reduced from 39.6% to 37%, and ordinary REIT dividends are taxed at even lower effective rates. Under the Tax Cuts and Jobs Act, for taxable years beginning after December 31, 2017 and before January 1, 2026, distributions from REITs that are treated as dividends but are not designated as qualified dividends or capital gain dividends are taxed as ordinary income after deducting 20% of the amount of the dividend in the case of non-corporate stockholders. At the maximum ordinary income of 37% applicable for taxable years beginning after December 31, 2017 and before January 1, 2026, the maximum tax rate on ordinary REIT dividends for non-corporate stockholders is 29.6%.

The first bullet appearing on page 191 of the Prospectus is hereby deleted in its entirety.

The third bullet appearing on page 191 of the Prospectus is hereby replaced in its entirety with the following disclosure.

If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or from certain leasehold terminations as “foreclosure property,” (a) we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction) and (b) any income from such property will be treated as qualifying for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property that would not otherwise be qualifying income for purposes of the REIT gross income tests would be subject to U.S. corporate income tax at the highest applicable rate (currently 21% for taxable years beginning after December 31, 2017).

The fifth bullet appearing on page 191 of the Prospectus is hereby replaced in its entirety with the following disclosure.

If we fail to satisfy the asset tests (other than a de minimis failure of the 5% asset test or the 10% vote or value test, as described below under “—Asset Tests”) but nevertheless maintain our qualification as a REIT because other requirements are met, we will pay a tax equal to the greater of $50,000 or the net income from the nonqualifying assets during the period in which we failed to satisfy such asset tests multiplied by the highest corporate tax rate (currently 21% for taxable years beginning after December 31, 2017).

The seventh full paragraph appearing on page 199 of the Prospectus is hereby deleted.

The following paragraph is hereby inserted immediately following the sixth paragraph on page 203 of the Prospectus.

The Tax Cuts and Jobs Act contains provisions that may change the way we calculate our REIT taxable income and that our subsidiaries calculate their taxable income in taxable years beginning after December 31, 2017. Under the Tax Cuts and Jobs Act, we will have to accrue certain items of income before they would otherwise be taken into income under the Code if they are taken into account in our applicable financial statements. We have not yet identified any material import of this provision. Additionally, for taxable years beginning after December 31,

2017, the Tax Cuts and Jobs Act limits interest deductions for businesses, whether in corporate or pass-through form, to the sum of the taxpayer’s business interest income for the tax year and 30% of the taxpayer’s adjusted taxable income for the tax year. This limitation could apply to our operating partnership and any underlying subsidiaries. This limitation does not apply to an “electing real property trade or business.” We have not yet determined whether we or any of our subsidiaries will elect out of the new interest expense limitation or whether each of our subsidiaries is eligible to elect out. One consequence of electing to be an “electing real property trade or business” is that the new expensing rules will not apply to property used in an electing real property trade or business. In addition, in the case of an electing real property trade or business, real property and “qualified improvement property” are depreciated under the alternative depreciation system, with 40-year useful life for nonresidential real property and a 20-year useful life for qualified improvement property. Finally, there are new limitations on the use of net operating losses arising in taxable years beginning after December 31, 2017.

The second full paragraph appearing on page 212 of the Prospectus is hereby replaced in its entirety with the following paragraph.

Qualified Shareholders. Subject to the exception discussed below, a “qualified shareholder” who holds our common stock directly or indirectly (through one or more partnerships) will not be subject to FIRPTA on distributions by us or dispositions of our common stock. While a qualified shareholder will not be subject to FIRPTA on distributions by us or dispositions of our common stock, a distribution to a qualified shareholder that otherwise would have been taxable under FIRPTA will be treated as an ordinary dividend, and certain investors of a qualified shareholder (i.e., non-U.S. persons who hold interests in the qualified shareholder (other than interests solely as a creditor), and hold more than 10% of our common stock (whether or not by reason of the investor’s ownership in the qualified shareholder)) may be subject to FIRPTA and FIRPTA withholding.

Distribution Reinvestment Plan

The following updated disclosure regarding enrollment into our distribution reinvestment plan should be read in conjunction with the disclosure appearing in the following sections of our prospectus: “Prospectus Summary” and “Description of Capital Stock.”

We have adopted a distribution reinvestment plan whereby stockholders (other than clients of certain participating broker-dealers that do not permit automatic enrollment in our distribution reinvestment plan and residents of Alabama, Arkansas, Idaho, Kansas, Kentucky, Maine, Maryland, Nebraska, New Jersey, Ohio, Oregon and Washington) will have their cash distributions automatically reinvested in additional shares of our common stock unless they elect to receive their distributions in cash.

Sections 1 and 3 of the Distribution Reinvestment Plan in Appendix B of the Prospectus are hereby amended by replacing such sections in their entirety with the corresponding sections below.

“1. Distribution Reinvestment. As agent for the stockholders (the “Stockholders”) of the Company who (i) purchase Class T shares, Class S shares, Class D shares or Class I shares of the Company’s common stock (collectively the “Shares”) pursuant to the Company’s continuous public offering (the “Offering”), or (ii) purchase Shares pursuant to any future offering of the Company (a “Future Offering”), and who do not opt out of participating in the Plan (or, in the case of Alabama, Arkansas, Idaho, Kansas, Kentucky, Maine, Maryland, Nebraska, New Jersey, Ohio, Oregon and Washington investors and clients of participating broker-dealers that do not permit automatic enrollment in the Plan, who opt to participate in the Plan) (the “Participants”), the Company will apply all dividends and other distributions declared and paid in respect of the Shares held by each Participant and attributable to the class of Shares purchased by such Participant (the “Distributions”), including Distributions paid with respect to any full or fractional Shares acquired under the Plan, to the purchase of additional Shares of the same class for such Participant.”

* * *

“3. Procedure for Participation. Any Stockholder (unless such Stockholders is a resident of Maine, Maryland, New Jersey or Ohio or is a client of a participating broker-dealer that does not permit automatic enrollment in the Plan) who has received a Prospectus, as contained in the Company’s registration statement filed with the Securities and Exchange Commission (the “SEC”), will automatically become a Participant unless they elect not to become a Participant by noting such election on their subscription agreement. Any Stockholder who is a resident of Alabama, Arkansas, Idaho, Kansas, Kentucky, Maine, Maryland, Nebraska, New Jersey, Ohio, Oregon and Washington or is a client of a participating broker-dealer that does not permit automatic enrollment in the Plan who has received a Prospectus, as contained in the Company’s registration statement filed with the SEC, will become a Participant if they elect to become a Participant by noting such election on their subscription agreement. If any Stockholder initially elects not to be a Participant, they may later become a Participant by subsequently completing and executing an enrollment form or any appropriate authorization form as may be available from the Company, the Company’s transfer agent, the dealer manager for the Offering or any soliciting dealer participating in the distribution of Shares for the Offering. Participation in the Plan will begin with the next Distribution payable after acceptance of a Participant’s subscription, enrollment or authorization. Shares will be purchased under the Plan on the date that Distributions are paid by the Company.”

Subscription Agreement

The Form of Subscription Agreement included in Appendix C of the Prospectus is hereby amended and replaced with the Form of Subscription Agreement attached to this Supplement No. 1 as Appendix A.

APPENDIX A: FORM OF SUBSCRIPTION AGREEMENT

Subscription Agreement for Shares of Starwood Real Estate Income Trust, Inc.

1.	Your Investment

Investment Amount $	☐ Initial Purchase

☐ Subsequent Purchase

Investment Method

☐ By mail Attach a check to this agreement. Make all checks* payable to: “UMB Bank, N.A. as Escrow Agent for Starwood Real Estate Income Trust, Inc.”

☐ By wire	Account Name: UMB Bank Escrow for Starwood RE Inc. Trust

Routing Number: 101000695

Account Number: 9872323750

Beneficiary: [Investor Name]

☐ Broker-dealer/Financial advisor

* Cash, cashier’s checks/official bank checks, temporary checks, foreign checks, money orders, third party checks, or travelers checks are not accepted.

SHARE CLASS SELECTION (required)

☐ SHARE CLASS T (minimum investment $5,000)

☐ SHARE CLASS S (minimum investment $5,000)

☐ SHARE CLASS D (Minimum investment $5,000; available for certain fee-based wrap accounts and other eligible investors as disclosed in the prospectus)

☐ SHARE CLASS I (Minimum investment $1,000,000; available for certain fee-based wrap accounts and other eligible investors as disclosed in the prospectus)

If you are a Starwood Capital Group Employee, Officer, Director, or Affiliate, please select one below (required)

☐ Employee	☐ Officer or Director	☐ Affiliate	☐ Not Applicable

2.	Ownership Type (Select only one)

Non-Custodial Account Type	Third Party Custodial Account Type

BROKERAGE ACCOUNT NUMBER	CUSTODIAN ACCOUNT NUMBER

☐ INDIVIDUAL OR JOINT TENANT WITH RIGHTS OF SURVIVORSHIP	☐ IRA
☐ TRANSFER ON DEATH (Optional Designation. Not Available for Louisiana Residents. See Section 3C.) ☐ TENANTS IN COMMON	☐ ROTH IRA ☐ SEP IRA ☐ SIMPLE IRA
☐ COMMUNITY PROPERTY	☐ OTHER

☐ UNIFORM GIFT/TRANSFER TO MINORS STATE OF	CUSTODIAN INFORMATION (TO BE COMPLETED BY CUSTODIAN)

☐ PENSION PLAN (Include Certification of Investment Powers Form)	CUSTODIAN NAME

☐ TRUST (Include Certification of Investment Powers Form)	CUSTODIAN TAX ID #

☐ CORPORATION / PARTNERSHIP / OTHER	CUSTODIAN PHONE #
(Corporate Resolution or Partnership Agreement Required)

Entity Name—Retirement Plan/Trust/Corporation/Partnership/Other

(Trustee(s) or authorized signatory(s) information MUST be provided in Sections 3A and 3B)

Entity Name Tax ID Number	Date of Trust:	Exemptions (See Form W-9 instructions at www.irs.gov)
Entity Type (Select one. Required)

☐ Retirement Plan ☐ Trust ☐ S-Corp	☐ C-Corp ☐ LLC ☐ Partnership	Exempt payee code (if any)

☐ Other	Jurisdiction (if Non-U.S.)	Exemption from FATCA reporting code (if any)
(Attach a completed applicable Form W-8)

3.	Investor Information

A. Investor Name (Investor/Trustee/Executor/Authorized Signatory Information)
(Residential street address MUST be provided. See Section 4 if mailing address is different than residential street address.)
First Name	(MI)	Last Name	Gender
Social Security Number/Tax ID		Date of Birth (MM/DD/YYYY)	Daytime Phone Number
Residential Street Address		City	State	Zip Code
Email Address

If Non-U.S. Citizen, Specify Country of Citizenship and Select One below (required)

☐ Resident Alien	☐ Non-Resident Alien (Attach a completed Form W-8BEN, Rev. Feb 2014)	Country of Citizenship

If you are a Starwood Capital Group Employee, Officer, Director or Affiliate, please Select One below (required)

☐ Employee ☐ Officer or Director ☐ Affiliate

B. Co-Investor Name (Co-Investor/Co-Trustee/Co-Authorized Signatory Information, if applicable)
First Name	(MI)	Last Name	Gender
Social Security Number/Tax ID		Date of Birth (MM/DD/YYYY)	Daytime Phone Number
Residential Street Address		City	State	Zip Code
Email Address

If Non-U.S. Citizen, Specify Country of Citizenship and Select One below (required)

☐ Resident Alien	☐ Non-Resident Alien (Attach a completed Form W-8BEN, Rev. Feb 2014)	Country of Citizenship

If you are a Starwood Capital Group Employee, Officer, Director or Affiliate, please Select One below (required)

☐ Employee ☐ Officer or Director ☐ Affiliate

C. Transfer on Death Beneficiary Information (Individual or Joint Account with rights of survivorship only.) (Not available for Louisiana residents.) (Beneficiary Date of Birth required. Whole percentages only; must equal 100%.)

First Name	(MI)	Last Name	SSN	Date of Birth (MM/DD/YYYY)	☐ Primary
☐ Secondary %
First Name	(MI)	Last Name	SSN	Date of Birth (MM/DD/YYYY)	☐ Primary ☐ Secondary %
First Name	(MI)	Last Name	SSN	Date of Birth (MM/DD/YYYY)	☐ Primary ☐ Secondary %
First Name	(MI)	Last Name	SSN	Date of Birth (MM/DD/YYYY)	☐ Primary ☐ Secondary %

4.	Contact Information (If different than provided in Section 3A)

Email Address
Mailing Address	City	State	Zip Code

5.	Select How You Want to Receive Your Distribution (Select only one)

IF YOU ARE NOT AN ALABAMA, ARKANSAS, IDAHO, KANSAS, KENTUCKY, MAINE, MARYLAND, NEBRASKA, NEW JERSEY, OHIO, OREGON OR WASHINGTON INVESTOR, YOU ARE AUTOMATICALLY ENROLLED IN OUR DISTRIBUTION REINVESTMENT PLAN. If you do not wish to be enrolled in the Distribution Reinvestment Plan, check this box and complete the information below:  ☐

If you do NOT wish to enroll in the Distribution Reinvestment Plan please complete the information below.

IF YOU ARE AN ALABAMA, ARKANSAS, IDAHO, KANSAS, KENTUCKY, MAINE, MARYLAND, NEBRASKA, NEW JERSEY, OHIO, OREGON OR WASHINGTON INVESTOR, YOU MAY ELECT TO ENROLL IN OUR DISTRIBUTION REINVESTMENT PLAN. You will automatically receive cash distributions unless you elect to enroll in the Distribution Reinvestment Plan.

If you wish to enroll in the Distribution Reinvestment Plan, check this box: ☐

For Custodial held accounts, if you elect cash distributions the funds must be sent to the Custodian.

A. ☐ Cash/Check Mailed to the address set forth above (Available for Non-Custodial Investors only.)

B. ☐ Cash/Check Mailed to Third Party/Custodian

Name/Entity Name/Financial Institution	Mailing Address

City	State	Zip Code	Account Number (Required)

C. ☐ Cash/Direct Deposit Attach a pre-printed voided check. (Non-Custodial Investors Only.)

I authorize Starwood Real Estate Income Trust, Inc. or its agent to deposit my distribution into my checking or savings account. This authority will remain in force until I notify Starwood Real Estate Income Trust, Inc. in writing to cancel it. In the event that Starwood Real Estate Income Trust, Inc. deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.

Financial Institution Name	Mailing Address	City	State

Your Bank’s ABA Routing Number	Your Bank Account Number

PLEASE ATTACH A PRE-PRINTED VOIDED CHECK

6.	Broker-Dealer/Financial Advisor Information (Required Information. All fields must be completed.)

The Financial Advisor must sign below to complete the order. The Financial Advisor hereby warrants that he/she is duly licensed and may lawfully sell Shares in the state designated as the investor’s legal residence.

Broker-Dealer	Financial Advisor Name

Advisor Mailing Address

City	State	Zip Code
Financial Advisor Number	Branch Number	Telephone Number

E-mail Address	Fax Number

Please note that unless previously agreed to in writing by Starwood Real Estate Income Trust, Inc., all sales of securities must be made through a Broker-Dealer, including when an RIA has introduced the sale. In all cases, Section 6 must be completed.

The undersigned confirm(s), which confirmation is made on behalf of the Broker-Dealer with respect to sales of securities made through a Broker-Dealer, that they (i) have reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (ii) have discussed such investor’s prospective purchase of Shares with such investor; (iii) have advised such investor of all pertinent facts with regard to the lack of liquidity and marketability of the Shares; (iv) have delivered or made available a current Prospectus and related supplements, if any, to such investor; (v) have reasonable grounds to believe that the investor is purchasing these Shares for his or her own account; and (vi) have reasonable grounds to believe that the purchase of Shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto. The undersigned Financial Advisor further represents and certifies that, in connection with this subscription for Shares, he or she has complied with and has followed all applicable policies and procedures under his or her firm’s existing Anti-Money Laundering Program and Customer Identification Program.

If you do not have another broker-dealer or other financial intermediary introducing you to Starwood Real Estate Income Trust, Inc., then Starwood Capital, L.L.C. may be deemed to act as your broker of record in connection with any investment in Starwood Real Estate Income Trust, Inc. Starwood Capital, L.L.C. is not a full-service broker-dealer and may not provide the kinds of financial services that you might expect from another financial intermediary, such as holding securities in an account. If Starwood Capital, L.L.C. is your broker of record, then your Shares will be held in your name on the books of Starwood Real Estate Income Trust, Inc. Starwood Capital, L.L.C. will not monitor your investments, and has not and will not make any recommendation regarding your investments. If you want to receive financial advice regarding a prospective investment in the Shares, contact your broker or other financial intermediary.

X			X
	Financial Advisor Signature	Date		Branch Manager Signature (If required by Broker-Dealer)	Date

7.	Electronic Delivery Form (Optional)

Instead of receiving paper copies of the prospectus, prospectus supplements, annual reports, proxy statements, and other stockholder communications and reports, you may elect to receive electronic delivery of stockholder communications from Starwood Real Estate Income Trust, Inc. If you would like to consent to electronic delivery, including pursuant to email, please check the box below for this election.

We encourage you to reduce printing and mailing costs and to conserve natural resources by electing to receive electronic delivery of stockholder communications and statement notifications. By consenting below to electronically receive stockholder communications, including your account-specific information, you authorize said offering(s) to either (i) email stockholder communications to you directly or (ii) make them available on our website and notify you by email when and where such documents are available.

You will not receive paper copies of these electronic materials unless specifically requested, the delivery of electronic materials is prohibited or we, in our sole discretion, elect to send paper copies of the materials.

By consenting to electronic access, you will be responsible for your customary internet service provider charges and may be required to download software in connection with access to these materials.

I consent to electronic delivery

Email

If blank, the email provided in Section 4 or Section 3A will be used.

8.	Subscriber Signatures

Starwood Real Estate Income Trust, Inc. is required by law to obtain, verify and record certain personal information from you or persons on your behalf in order to establish the account. Required information includes name, date of birth, permanent residential address and social security/taxpayer identification number. We may also ask to see other identifying documents. If you do not provide the information, Starwood Real Estate Income Trust, Inc. may not be able to open your account. By signing the Subscription Agreement, you agree to provide this information and confirm that this information is true and correct. If we are unable to verify your identity, or that of another person(s) authorized to act on your behalf, or if we believe we have identified potentially criminal activity, we reserve the right to take action as we deem appropriate which may include closing your account.

Please separately initial each of the representations below. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make the representations on your behalf. In order to induce Starwood Real Estate Income Trust, Inc. to accept this subscription, I hereby represent and warrant to you as follows:

Please Note: All Items Must be Read and Initialed

I have received a copy of the Final Prospectus.
	Initials	Initials
I/We have (i) a minimum net worth (not including home, home furnishings and personal automobiles) of at least $250,000, or (ii) a minimum net worth (as previously described) of at least $70,000 and a minimum annual gross income of at least $70,000.
	Initials	Initials
In addition to the general suitability requirements described above in 7(b), I/we meet the higher suitability requirements, if any, imposed by my state of primary residence as set forth in the Prospectus under “SUITABILITY STANDARDS.”
	Initials	Initials
I acknowledge that there is no public market for the Shares and, thus, my investment in Shares is not liquid.
	Initials	Initials
I am purchasing the Shares for my own account.
	Initials	Initials
I acknowledge that as a result of the minimum offering established for this offering, I may be required to wait up to one year before receiving the Shares or a refund of my money
	Initials	Initials
I understand that the transaction price per share at which my investment will be executed will be made available at www.StarwoodNAV.reit.com and in a prospectus supplement filed with the SEC, available at www.sec. gov.
	Initials	Initials

If I am not an Alabama, Idaho, Maryland, Nebraska, Ohio, Oregon or New Jersey resident, I acknowledge that I will be automatically enrolled in the distribution reinvestment plan unless I elect in Section 5 of this subscription agreement to receive my distributions in cash.
	Initials	Initials
If I am an Alabama resident, my investment in Starwood Real Estate Income Trust, Inc. and its affiliates may not exceed 10% of my liquid net worth.
	Initials	Initials
If I am a California resident, my investment in Starwood Real Estate Income Trust, Inc. may not exceed 10% of my liquid net worth.
	Initials	Initials
If I am an Idado resident, my investment in Starwood Real Estate Income Trust, Inc. may not exceed 10% of my liquid net worth.
	Initials	Initials

If I am an Iowa resident, I have either (a) an annual gross income of at least $100,000 and a net worth of at least $100,000, or (b) a net worth of at least $350,000. In addition, if I am not an accredited investor as defined in Regulation D under the Securities Act of 1933, as amended, my aggregate investment in this offering and in the securities of other public, non-listed REITs may not exceed 10% of my net worth.

	Initials	Initials

If I am a Kansas resident, I understand that it is recommended by the Office of the Kansas Securities Commissioner that I limit my total investment in this offering and other non-traded real estate investment trusts to not more than 10% of my liquid net worth.

	Initials	Initials
If I am a Kentucky resident, my investment in Starwood Real Estate Income Trust, Inc. and its affiliated non-publicly traded real estate investment trusts may not exceed 10% of my liquid net worth.
	Initials	Initials

If I am a Maine resident, I acknowledge that the Maine Office of Securities recommends that my aggregate investment in this offering and other similar direct participation investments not exceed 10% of my liquid net worth.

	Initials	Initials
If I am a Massachusetts resident, my investment in Starwood Real Estate Income Trust, Inc. and other illiquid direct participation programs may not exceed 10% of my liquid net worth.
	Initials	Initials
If I am a Missouri resident, I will limit my aggregate investment in this offering to no more than 10% of my liquid net worth.
	Initials	Initials
If I am a Nebraska resident who does not meet the definition of “accredited investor” as defined in Regulation D under the Securities Act of 1933, as amended, I will limit my aggregate investment in this offering an in the securities of other public, non-listed REITs to no more than 10% of my net worth.
	Initials	Initials
If I am a New Jersey resident, I have (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of $350,000. In addition, my investment in Starwood Real Estate Income Trust, Inc., its affiliates and other public, non-listed direct investment programs (including REITs, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed 10% of my liquid net worth. I understand that for these purposes, liquid net worth is that portion of net worth (total assets exclusive of home furnishings, and automobiles, minus total liability) that consists of cash, cash equivalents and readily marketable securities.
	Initials	Initials

If I am a New Mexico resident, my investment in Starwood Real Estate Investment Trust, Inc., its affiliates and other public, non-listed REITs may not exceed 10% of my liquid net worth.
	Initials	Initials
If I am a Ohio resident, it is unsuitable for my investment in Starwood Real Estate Income Trust, Inc., its affiliates and other nontraded real estate investment programs to exceed 10% of my liquid net worth.
	Initials	Initials
If I am an Oregon resident, my investment in Starwood Real Estate Income Trust, Inc. may not exceed 10% of my liquid net worth.
	Initials	Initials
If I am a North Dakota resident, my net worth is at least ten times my investment in Starwood Real Estate Income Trust, Inc.
	Initials	Initials
If I am an Oregon resident, my investment in Starwood Real Estate Income Trust, Inc. may not exceed 10% of my liquid net worth.
	Initials	Initials
If I am a Pennsylvania resident, my investment in Starwood Real Estate Income Trust, Inc. may not exceed 10% of my net worth. In addition, because the minimum offering amount in this offering is less than $265,000,000, I acknowledge that I am cautioned to carefully evaluate the ability of Starwood Real Estate Income Trust, Inc. to fully accomplish its stated objectives and to inquire as to the current dollar value of subscriptions in Starwood Real Estate Income Trust, Inc.
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If I am a Tennessee resident, my investment in Starwood Real Estate Income Trust, Inc. may not exceed 10% of my liquid net worth.
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If I am a Vermont resident and I am not an “accredited investor” as defined in 17 C.F.R. § 230.501, my investment in this offering may not exceed 10% of my liquid net worth.
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I understand that my subscription request will not be accepted before the later of (i) two business days before the first calendar day of the month and (ii) three business days after the transaction price is made available. I understand that I am not committed to purchase shares at the time my subscription order is submitted and I may cancel my subscription at any time before the time it has been accepted as described in the previous sentence. I understand that I may withdraw my purchase request by notifying the transfer agent, through my financial intermediary or directly on Starwood Real Estate Income Trusts Inc.’s toll-free, automated telephone line, 877-648-3235.

If you do not have another broker-dealer or other financial intermediary introducing you to Starwood Real Estate Income Trust, Inc., then Starwood Capital, L.L.C. may be deemed to be acting as your broker of record in connection with any investment in Starwood Real Estate Income Trust, Inc. For important information in this respect, see Section 6 above. I declare that the information supplied above is true and correct and may be relied upon by Starwood Real Estate Income Trust, Inc. I acknowledge that the Broker-Dealer/Financial Advisor (Broker-Dealer/Financial Advisor of record) indicated in Section 6 of this Subscription Agreement and its designated clearing agent, if any, will have full access to my account information, including the number of shares I own, tax information (including the Form 1099) and redemption information. Investors may change the Broker-Dealer/Financial Advisor of record at any time by contacting Starwood Real Estate Income Trust, Inc. at the number indicated below.

SUBSTITUTE IRS FORM W-9 CERTIFICATIONS (required for U.S. investors):

Under penalties of perjury, I certify that:

(1)	The number shown on this Subscription Agreement is my correct taxpayer identification number (or I am waiting for a number to be issued to me); and

(2)	I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding; and

(3)	I am a U.S. citizen or other U.S. person (including a resident alien) (defined in IRS Form W-9); and

(4)	The FATCA code(s) entered on this form (if any) indicating that I am exempt from FATCA reporting is correct.

Certification instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.

The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

X			X
	Signature of Investor	Date		Signature of Co-Investor or Custodian (If applicable)	Date

(MUST BE SIGNED BY CUSTODIAN OR TRUSTEE IF PLAN IS ADMINISTERED BY A THIRD PARTY)

9.	Miscellaneous

If investors participating in the Distribution Reinvestment Plan or making subsequent purchases of Shares of Starwood Real Estate Income Trust, Inc. experience a material adverse change in their financial condition or can no longer make the representations or warranties set forth in Section 8 above, they are asked to promptly notify Starwood Real Estate Income Trust, Inc. and the Broker-Dealer in writing.

No sale of Shares may be completed until at least five business days after you receive the final Prospectus. To be accepted, a subscription request must be made with a completed and executed subscription agreement in good order and payment of the full purchase price at least five business prior to the first calendar day of the month (unless waived). You will receive a written confirmation of your purchase.

All items on the Subscription Agreement must be completed in order for your subscription to be processed. Subscribers are encouraged to read the Prospectus in its entirety for a complete explanation of an investment in the Shares of Starwood Real Estate Income Trust, Inc.

Starwood Real Estate Income Trust, Inc. Investor Relations: 877-648-3235